SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934


Check the appropriate box:

[   ]          Preliminary Information Statement
[   ]          Confidential, for Use of the Commission Only
                 (as permitted by Rule 14c-5(d)(2)
[ x ]          Definitive Information Statement

                        PHARMACUETICAL FORMULATIONS, INC.
                (Name of Registrant as Specified in Its Charter)

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[ x ]          No fee required.
[   ]          Fee computed on table below per Exchange Act Rules 14C-
               5(g) and 0-11.

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               applies:

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               pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)      Proposed maximum aggregate value of transaction:

      (5)      Total fee paid:


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               the previous filing by registration statement number, or
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


                        PHARMACEUTICAL FORMULATIONS, INC.
                              460 PLAINFIELD AVENUE
                            EDISON, NEW JERSEY 08818

                                  ------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1996


To the Stockholders of Pharmaceutical Formulations, Inc.:

     You are hereby notified that the Annual Meeting of Stockholders of Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company") will be held at Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey, on Wednesday, November 6, 1996, at 4:00 p.m. local time, for the following purposes:

     1. To elect six members to the Board of Directors of the Company for a term of one year, to serve until their respective successors are elected and qualified;

     2. To ratify the selection by the Company of BDO Seidman, LLP as independent auditors of the Company for the year ending June 30, 1997; and

     3. To transact such other matters as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on October 7, 1996 (the "Record Date"), are entitled to notice of and to vote at the meeting or any adjournments thereof.

     An information statement and the Company's Annual Report for Fiscal 1996 are enclosed herewith. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                               By Order of the Board
                                                of Directors



                                             Frank Marchese, Secretary

Edison, New Jersey
October 15, 1996

                             INFORMATION STATEMENT


                        PHARMACEUTICAL FORMULATIONS, INC.
                              460 PLAINFIELD AVENUE
                            EDISON, NEW JERSEY 08818


                                  INTRODUCTION


     This information statement is furnished in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of Pharmaceutical Formulations, Inc. (the "Company") to be held on Wednesday, November 6, 1996, and at any adjournments thereof. This information statement will be distributed to stockholders of the Company beginning on or about October 16, 1996. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The principal executive offices of the Company are located at 460 Plainfield Avenue, Edison, New Jersey 08818, telephone (908) 985-7100.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record of the Company at the close of business on October 7, 1996, are entitled to receive notice of, and vote at, the Annual Meeting. As of that date, the number and class of stock outstanding and entitled to vote at the meeting was 29,508,814 shares of common stock, par value $.08 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

     The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. Except as otherwise required by law or the Company's Certificate of Incorporation, an affirmative vote of the holders of the majority of the shares present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the outstanding shares of the Company. ICC Industries Inc. ("ICC"), an affiliate of the Company with an address of 460 Park Avenue, New York, NY, owns 19,635,894 shares (approximately 66.5% of the total number of shares outstanding). Accordingly, ICC may elect all of the directors, ratify the selection of BDO Seidman, LLP to audit the financial statements of the Company, and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to nominate six directors to fill the six positions on the Board of Directors and to vote to approve all proposals set forth in this Information Statement. Therefore, approval of Proposal No. 2 and the election of all directors who have been nominated by ICC is assured.

     A list of stockholders of the Company satisfying the requirements of
Section 219 of the Delaware General Corporation Law shall be available for inspection for any purpose germane to the meeting during normal business hours at the offices of the Company at least ten days prior to the Annual Meeting.


                                  PROPOSAL NO.1

                              ELECTION OF DIRECTORS

     Each nominee to the Board of Directors will serve until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at six members. According to the By-Laws and the Certificate of Incorporation of the Company, the size of the Board is set by action of a majority of the whole board of directors. The Board of Directors of the Company has not been able to agree upon the nominees for election as directors at the Annual Meeting. Accordingly, the Board will not nominate any directors. Instead, any stockholder who desires to do so may make nominations for the six positions as director at the Annual Meeting.

     The Company understands that ICC intends to nominate six individuals to such positions, including current directors Ray W. Cheesman, Charles E. LaRosa and John L. Oram, and that it is currently the intention of Mr. Oram, after the new Board has been elected, to propose that the new Board act pursuant to the By-Laws and Certificate of Incorporation to reduce the size of the Board to three and that the directors other than Messrs. Cheesman, LaRosa and Oram would be asked to resign.

     Information is furnished below with respect to each of the current directors of the Company.

     Each of the individuals named below has served as a director during the fiscal year ended June 30, 1996 ("Fiscal 1996"). Information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to the Company by the respective nominees.

     o BEN A. BLACKSHIRE, age 59, has been a director of the Company since December 1989. Since 1987, Mr. Blackshire has been President and Chief Executive Officer of Strategem, Inc., a company which licenses pharmaceutical products to United States companies from international pharmaceutical companies. From 1983 to 1987, Mr. Blackshire was Chairman and Chief Executive Officer of B.C. Christopher & Co., of Kansas City, Missouri, a securities and commodities broker-dealer.

     o MICHAEL P. CALLAHAN, age 48, has been a director of the Company since July 1993. Since January 1996, Mr. Callahan has been President and Chief Executive Officer of Intersport Limited, a company engaged in the design, marketing and distribution of athletic equipment. From December 1994 until January 1996, Mr. Callahan was Chief Financial and Operating Officer of Intersport. From March 1989 until January 1994, Mr. Callahan was employed as Chief Financial Officer and a director of Candie's, Inc. ("Candie's"), a publicly traded company engaged in the design, marketing and distribution of footwear. From February 1992 through February 1993, Mr. Callahan was also President of Candie's. From February 1987 through March 1989, Mr. Callahan was Vice President
          - Finance of Coherent Communications, a company engaged in the manufacture of telecommunications equipment. Mr. Callahan is a licensed Certified Public Accountant.

     o RAY W. CHEESMAN, age 65, has been a director of the Company since July 1993, and was a consultant to KPMG Peat Marwick, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

     o CHARLES E. LAROSA, age 54, has been a director of the Company and President and Chief Executive Officer since December 1995. For the five years prior thereto he was President of American Home Food Products, a subsidiary of American Home Products Corporation.

     o JOHN L. ORAM, age 52, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995. Mr. Oram has been President and Chief Operating Officer of ICC since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (Frutarom) Ltd. ("EIF"), an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries (1995) Limited, a company spun-off from EIF and listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

     o DR. MAX A. TESLER, age 65, was Chairman of the Company's Board of Directors from the Company's formation in June 1981 until December 1995 and Chief Executive Officer from July 1983 until December 1995. Dr. Tesler has been President of the Company from 1983 until August 1990, and from April 1991 until December 1995. He is currently a director. From 1962 to 1982, and from 1991 to the present, Dr. Tesler has been an attending physician in charge of gastroenterology at St. Clare's Hospital in New York City and an Assistant in Medicine at New York University Hospital. Dr. Tesler was a director of MTG Capital Corp., a publicly-held company, from November 1988 until or about December 1991. Dr. Tesler received a degree from New York University in 1951, and his Doctor of Medicine degree from New York University-Bellevue Medical School in 1955. Dr. Tesler maintains a very limited private practice of medicine.

COMPENSATION OF DIRECTORS; BOARD MEETINGS

     Members of the Board of Directors who are not employees of the Company or representatives of ICC are compensated at the rate of $2,500 per year, plus $500 for each meeting attended. Members are also paid for special projects undertaken on behalf of the Company and for actual expenses incurred in connection with their attendance at Board meetings. In Fiscal 1996, the three directors who were not officers of the Company or ICC also each received a stock grant of 15,000 shares (the compensation component of which was $.375 per share) plus a payment of $10,000 as additional compensation.

     Seven meetings of the Company's Board of Directors were held during Fiscal 1996. All of the incumbent directors attended at least 75% of the meetings of the Board and committees of which they are members in Fiscal 1996.

BOARD COMMITTEES

     The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan. The members of the Audit Committee and the Stock Options Committee are Ray W. Cheesman, Ben A. Blackshire and Michael P. Callahan. The members of the Compensation Committee are John L. Oram, Ray W. Cheesman, Ben A. Blackshire and Michael P. Callahan. The Audit Committee met once in Fiscal 1996. It reviews the findings and reports of the independent certified public accountants and makes recommendations, relating to the accounting controls, audit and financial statements of the Company. The Compensation Committee met three times in Fiscal 1996. Its function is to review compensation issues; approve salaries and review benefit programs for the executive officers; review and recommend incentive compensation (including stock compensation) plans; and approve any employment contracts with, or other contractual benefits for, executive officers. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met once during Fiscal 1996.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY*

     COMPENSATION PHILOSOPHY. The philosophy of the Company's compensation for executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and performance in achieving corporate goals. The Company does not determine compensation based on any specific formulas, targets or weighed criteria.

     BASE SALARIES. The base salaries for the Company's prior and current President and its Vice President, Mergers & Acquisitions in Fiscal 1996 were determined by employment contracts which were first entered into in February 1984 for the prior President and for the Vice President, Mergers & Acquisitions and December 1995 for the current President. Base compensation for other executive officers is determined by recommendations of the Chief Executive Officer and approval by the Compensation Committee.

     INCENTIVE COMPENSATION. Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. Incentive compensation in Fiscal 1996 took the form of cash bonuses and, for the current President of the Company, a stock grant.

     STOCK OPTIONS. In Fiscal 1996, the Stock Option Committee granted stock options to certain key employees to reward them for their contribution to the Company's long-term share performance and to provide incentives to encourage future efforts.

     CHIEF EXECUTIVE OFFICERS' COMPENSATION. Dr. Tesler, the Company's former President and Chief Executive Officer, was, and Mr. LaRosa, the Company's current President and Chief Executive Officer is, being compensated pursuant to an employment agreement, which sets forth all of the elements of his compensation. See "Employment Contracts and Change-in-Control Arrangements". The initial salary levels were based on negotiation between the Company and the executive and does not vary based on the Company's performance. Dr. Tesler also received stock grants when holders of certain outstanding convertible securities exercise their rights thereunder, such grants being made pursuant to the terms of an agreement between the Company and ICC. See "Related Transactions" regarding grants in Fiscal 1996.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. No executive officer's cash compensation was in excess of $1,000,000 in Fiscal 1996 and, at this time, it is not anticipated that any executive officer of the Company will receive any such cash compensation in excess of this limit during the current fiscal year. Therefore, during Fiscal 1996 the Committee did not take any action to comply with the new limit.

     CONCLUSION. The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the shareholders' long-term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

                                           Respectfully submitted,

                                           For the Compensation Committee:

                                                   Ben A. Blackshire
                                                   Michael P. Callahan
                                                   Ray W. Cheesman
                                                   John L. Oram


                                           For the Stock Option Committee:

                                                   Ben A. Blackshire
                                                   Michael P. Callahan
                                                   Ray W. Cheesman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No members of the Company's Compensation Committee or Stock Option Committees are employed by the Company. No director of the Company served during the last completed fiscal year as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").


-------------
* This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Information Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation by the Company for the most recent three fiscal years as well as certain other compensation paid to or accrued for the account of the two persons who were Chief Executive Officer in Fiscal 1996 and each of the four other executive officers of the Company who were most highly compensated for Fiscal 1996 (such six individuals are sometimes referred to as the "Named Executives") to the extent that salaries and bonuses exceeded $100,000 for Fiscal 1996.



                  ANNUAL COMPENSATION                                                LONG-TERM COMPENSATION

                                                                                   AWARDS               PAYOUTS

                                                                         Restricted    Securities
                                                         Other Annual      Stock       Underlying      LTIP
     Name and                   Salary       Bonus       Compensation     Awards       Options       Payouts       All Other
PRINCIPAL POSITION     YEAR      $            $               $             $             #             $        COMPENSATION
------------------     ----     -------      -----       -------------   ----------    -----------   -------     ------------

Charles E. LaRosa     1996     $110,000         ---             ---      $19,000        105,000             ---          ---
  President and       1995      ---              ---            ---          ---            ---             ---          ---
  Chief Executive     1994      ---              ---            ---          ---            ---             ---          ---
  Officer1

Max A. Tesler         1996      242,000          ---            ---        2,000(3)         ---             ---      50,000(2)
  President and       1995      242,000       30,000            ---        7,000(3)     162,500             ---      50,000(2)
  Chief Executive     1994      223,000          ---            ---       22,000(3)         ---             ---      50,000(2)
  Officer(1)

Anthony Cantaffa      1996      145,000          ---            ---          ---            ---             ---          ---
  Vice President,     1995      145,000       15,000            ---        5,000(3)      85,000             ---          ---
  Mergers and         1994      132,000          ---            ---        5,000(3)         ---             ---          ---
  Acquisitions

George Chin           1996      140,000       30,000            ---          ---            ---             ---          ---
  Vice President,     1995      ---              ---            ---          ---            ---             ---          ---
  Sales(4)            1994      ---              ---            ---          ---            ---             ---          ---


Frank Marchese        1996      106,000          ---            ---          ---            ---             ---          ---
  Vice President;     1995      ---              ---            ---          ---            ---             ---          ---
  Chief Financial     1994      ---              ---            ---          ---            ---             ---          ---
  Officer;
  Secretary
  and Treasurer(4)

Brian Barbee          1996      102,000          ---            ---          ---            ---             ---          ---
  Vice President,     1995      ---              ---            ---          ---            ---             ---          ---
  Scientific          1994      ---              ---            ---          ---            ---             ---          ---
  Affairs(4)

---------------------
(1)     Dr. Tesler was President until December 1995, when Mr. LaRosa was elected to that position.

(2)     Consists of payments in connection with the waiver of certain provisions of Dr. Tesler's employment agreement in connection with the change of control provisions of such agreement.  See "Employment
      Agreements.

(3)     In connection with the ICC Option Agreement, as amended, management was issued shares and warrants to purchase shares of the Company's Common Stock.  See "Certain Relationships and Related Transactions."

(4) The positions occupied by such individuals were not considered executive offices until Fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

      The following table contains information concerning the grant of stock options to the Named Executives during Fiscal 1996 (the Company has no outstanding stock appreciation rights - "SARs" and granted no SARs during Fiscal
1996):


                                    INDIVIDUAL GRANTS
                        -----------------------------------------------------------------

                                                                                                Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock
                                                                                                Price Appreciation for Option
                        Number of                                                               -----------------------------
                        Securities      Percent of Total
                        Underlying       Options Granted       Exercise
                         Options        to Employees in         Price         Expiration                   TERM1
  NAME                 GRANTED (#)2       FISCAL YEAR         ($/SHARE)2         DATE              5%($)               10%($)
--------               ------------       ------------        ----------        ------             -----               ------

Charles E. LaRosa            30,000            23%                    $.66          4/2001        $9,000               $16,000


Charles E. LaRosa            75,000            58%                    $.56          6/2001       $30,000               $49,000




_______________________
1        Executives may not sell or assign any stock grants, which have value only to the extent of stock price appreciation, which will benefit all shareholders commensurately.  The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price.  The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.  Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.  There can be no assurance that the amounts reflected in this table will be achieved.

2        The exercise price is equal to or higher than the fair market value of the Company's Common Stock on the date of the grant.


  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES IN FISCAL 1996

         No options or SARs were exercised by any executive officer of the Company during Fiscal 1996. The following table sets forth information with respect to the Named Executive concerning unexercised options held at fiscal year-end (as noted above, the Company has no outstanding SARs, and no SARs were exercised in the current fiscal year):


                                                          Number of Unexercised          Value of Unexercised
                                                          Securities Underlying          In-the-Money Options
                                                          OPTIONS AT 6/30/96                AT 6/30/96 ($)1
                                 Shares     Realized      ---------------------          ---------------------
                              Acquired on     Value     Exer-             Unexer-         Exer-        Unexer-
     NAME                     EXERCISE(#)      ($)      CISABLE           CISABLE         CISABLE      CISABLE
     ----                     -----------   ---------   -------           -------         -------    ---------

     Charles E. LaRosa           ---            ---      30,000           75,000          $ 3,000      14,000
     Max Tesler                  ---            ---     395,700             ---            83,000        ---
     George Chin                 ---            ---      70,550             ---             7,000        ---
     Anthony Cantaffa            ---            ---     111,800             ---             7,000        ---
     Frank Marchese              ---            ---      40,000             ---              ---         ---
     Brian Barbee                ---            ---      41,250             ---              ---         ---

--------------------
1    Market value of underlying securities at year end, as applicable, minus the exercise price. The high "bid" and low "asked" prices on the OTC Bulletin
     Board on June 28, 1996, were $25/32 and $29/32 respectively.
     Certain options are excluded since they are "out of the money."

             EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

LAROSA EMPLOYMENT AGREEMENT

     Mr. LaRosa entered into an employment agreement with the Company dated April 4, 1996, pursuant to which he agreed to be retained as President and Chief Executive Officer at a salary of $250,000 per year beginning June 7, 1996. Mr. LaRosa was paid $200,000 per annum for the period from December 7, 1995 to June 7, 1996. Mr. LaRosa is entitled to a bonus at the end of each fiscal year based upon Company results and performance, which bonus is at the sole discretion of the Board of Directors with no guaranteed minimum or maximum bonus. Pursuant to such agreement, effective June 7, 1996 he was awarded a grant of 25,000 shares of stock pursuant to the employment agreement and stock options for 75,000 shares of common stock, at $.56 per share, such options being exercisable in full on October 4, 1996 and expiring April 4, 2001. Mr. LaRosa had previously received 30,000 options at $.66 per share, such options were exercisable on June 7, 1996 and expire June 7, 2001. He is also entitled to certain insurance and similar benefits of a customary nature, plus reimbursement of financial planning services up to a maximum of $5,200 per year. Mr. LaRosa's employment may be terminated at any time by the Company upon three months notice, but in such instance he will continue to receive compensation for 12 months from the date on which the Company chooses to cease his employment activities. Mr. LaRosa may terminate his employment upon two weeks notice.

TESLER EMPLOYMENT AGREEMENT

     Dr. Tesler entered into an employment agreement with the Company in 1984, which was amended at various subsequent times. His employment with the Company was ended in December 1995. The employment agreement provided that in the event of termination by the Company other than for cause, Dr. Tesler is entitled to receive his full base salary and all benefits for the balance of the remaining term of the employment agreement plus one year, but in no event for more than three years. The agreement also provides that in the event of his death during this period, his surviving ex-spouse or estate will receive $50,000 per year for ten years.

     In connection with the execution of the ICC Option Agreement, as amended, Dr. Tesler executed an amendment to his employment agreement, pursuant to which the term of the employment agreement was extended and modified and Dr. Tesler further waived his rights to receive 5% of pre- tax profits and specified warrants to receive Common Stock. Also, in connection with the ICC Option Agreement, as well as the amendment to Dr. Tesler's employment agreement, Dr. Tesler has received 250,000 shares of Common Stock and 272,533 additional shares of Common Stock as a result of rights granted to Dr. Tesler in the event that Common Stock was issued by the Company to third parties pursuant to agreements in effect at that date. Dr. Tesler's employment agreement also provided that, in the event of a "Change of Control" of the Company, as defined in his agreement, he was entitled to receive cash compensation equal to two times his last annual salary and 10% of the total number of shares outstanding on the date of such Change of Control on a fully diluted basis (i.e., giving effect to the exercise of all outstanding warrants, options and other rights to shares of the Company's Common Stock). Dr. Tesler received the shares as noted above, and $50,000 per year for four years and 400,000 warrants to purchase Common Stock at $.50 per share, in lieu of this provision. In September, 1992 Dr. Tesler, on behalf of the Company, agreed in an amendment to the ICC Option Agreement, to the Company's distribution of 66,800 of these warrants to other key management personnel.

     Upon review of such warrants by the Board of Directors, certain directors felt that the provisions of such warrants as issued were not in accordance with the terms agreed and authorized. Specifically, some directors believe that the warrants should have been in the same format as other warrants issued in the same time period, and specifically were to include antidilution provisions consistent with traditional warrants that are customary both for the Company and for such warrants, and that the warrants should proportionately adjust in the case of a reverse stock split or similar recapitalization of the Company. The Company understands that Dr. Tesler takes a position with respect to the terms of such warrants which is contrary to the position taken by such directors.

CANTAFFA EMPLOYMENT AGREEMENT

     Mr. Cantaffa has an employment agreement with the Company which provides for an annual base salary, subject to approved increases, and expires on December 31, 1996.

OPTIONS

     Options granted under the Company's 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of defined changes in control.


                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION*

     Set forth below is a chart and line graph comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index and a peer group for the period of five fiscal years commencing on July 1, 1991 and ending on June 30, 1996. The graph and chart assumes that the value of the investment in the Company's Common Stock and for each index was $100 on July 1, 1991 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the graph and chart are as of June 30th in each year indicated.

                           Cumulative Total Return ($)

Registrant/Index               6/91     6/92    6/93     6/94     6/95    6/96

Pharmaceutical Formulations    $100     $522    $833    $1250     $938    $1302

Peer Group                     $100     $134    $168     $167     $164    $186

Nasdaq Stock Market Index      $100     $120    $151     $153     $204     $261



--------
* This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Information Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

* $100 invested on 06/30/91 in stock or index including reinvestment of dividends. Fiscal year ended June 30.

     The common stocks of the following companies have been included in the peer group index: Lawrence Savings Bank, Ryan Beck & Co., Polk Audio Inc., Nycor Inc., Harleysville Savings Bank, Dataram Corp., MC Shipping Inc., Savannah Bancorp Inc., United Foods Inc. and Trimark Holdings Inc. The members of the peer group are companies with a market capitalization similar to that of the Company (five companies in the group have a market capitalization immediately higher than the Company and five have a market capitalization immediately below that of the Company). Because of the Company's exclusive involvement in the store-brand solid-dosage over-the-counter pharmaceutical business and the fact that no other public companies are engaged in this business on an exclusive basis, no grouping could exactly mirror the Company's business. All of the companies included in the Company's peer group index are engaged in certain other businesses in which the Company is not engaged. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information, as of September 1, 1996, with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to the Company to own beneficially more than 5% of the outstanding Common Stock, and (iv) all executive officers and directors as a group:


NAME AND ADDRESS OF                     MOUNT AND NATURE OF      PERCENTAGE
BENEFICIAL OWNER                        ENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------                     -------------------      ----------
Dr. Max A. Tesler                              988,326(2)            3.3%
30 Central Park South
New York, NY 10019

ICC Industries Inc.                         19,635,894(3)           66.5%
460 Park Avenue
New York, NY 10022

Dr. John Farber                             19,635,894(3)           66.5%
c/o ICC Industries Inc.
460 Park Avenue
New York, NY 10022

John L. Oram                                    20,000               *
c/o ICC Industries Inc.
460 Park Avenue
New York, NY 10022

Charles E. LaRosa                              140,000(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Anthony Cantaffa                               176,871(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Ben A. Blackshire                              105,000(4)            *
c/o Stratagem, Inc.
8012 State Line Road
Leawood, KS 66208

Michael P. Callahan                            105,000(4)            *
21048 Starflower Way
Ashburn, VA 22011

Ray W. Cheesman                                135,000(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

George Chin                                    135,621(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Brian W. Barbee                                 41,250(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Frank Marchese                                  40,000(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

David Belaga                                    25,000(4)            *
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Ave.
Edison, NJ 08818

Officers and Directors                        1,912,068(4)           6.3%
as a Group (11 persons)


------------------------------
*      Less than 1%.

1 Except as described in the following notes, beneficial ownership assumes each person or group owns the shares directly and has sole voting and investment power with respect to such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of outstanding options.

2 Includes (i) 340,442 shares of Common Stock owned by NuMatco, Inc. ("NuMatco"), a company of which Dr. Tesler is sole officer, director and stockholder; (ii) currently exercisable warrants to purchase 333,200 shares of Common Stock, exercisable at a price of $.50 per share until October 1, 1998 (see the discussion above under "Tesler Employment Agreement" with respect to such warrants); (iii) 20 shares issuable upon conversion of each of 327 8% Convertible Debentures for a total of 6,813 shares, which debentures are owned by the pension plan for BTS Therapeutics Corp., a company wholly-owned by Dr. Tesler; and (iv) 30,652 shares owned by HTA Co., Inc. which shares represent Dr. Tesler's 50% ownership interest in the total 61,304 shares owned by HTA.

3 Does not include approximately 3,777,000 shares includable in connection with ICC's limited preemptive rights. Dr. Farber is the majority stockholder of ICC. See "Certain Relationships and Related Transactions."

4 Includes shares of Common Stock subject to stock options exercisable as of September 1, 1996 or within 60 days thereof as follows: Mr. Barbee:
       41,250; Mr. Belaga: 25,000; Mr. Blackshire: 75,000; Mr. Callahan: 75,000;
       Mr. Cantaffa: 111,800; Mr. Cheesman: 75,000; Mr. Chin: 70,550; Mr.
       LaRosa: 105,000; Mr. Marchese: 40,000; Dr. Tesler: 340,013; and all officers and directors as a group: 958,613.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which the Company's securities may be traded. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all such filing requirements for the year ended June 30, 1996 were complied with except as follows: one form was filed late by ICC Industries Inc. (and Dr. John Farber as the beneficial owner of shares owned of record by ICC) with respect to the purchase in January of certain convertible subordinated debentures and one form was filed late by Mr. LaRosa with respect to a stock and option grant in June.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSACTIONS WITH ICC

         OPTION AGREEMENT

         In September 1991, the Company entered into the ICC Option Agreement pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of the Company's Common Stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994.

         Under the ICC Option Agreement, ICC was also granted certain preemptive rights (the "Limited Preemptive Rights") at a price equal to the lesser of the exercise price (or conversion price, as the case may be), of certain additional outstanding options, warrants and other rights to purchase shares of Common Stock (the "Convertible Securities") or $.25 (except with respect to certain warrants to purchase 400,000 shares of the Company's Common Stock granted to management in September 1992, to the extent enforceable, in which case the price is $.50). The Limited Preemptive Rights are exercisable for a period of 45 days after the Company sends notice to ICC that shares have been issued in connection with any outstanding Convertible Securities. The Company cannot predict whether any shares will be issued pursuant to the exercise of outstanding Convertible Securities or whether ICC will exercise any resulting preemptive rights.

         On September 20, 1995, ICC exercised its right to purchase 76,926 shares of Common Stock at a per share price of $.25, which right arose as a result of the conversion in August 1995 of 8.25% Convertible Debentures into 34,272 shares of Common Stock and the issuance of 3,691 shares to key management, payment for which was made in cash.

         Accordingly, as of September 1, 1996, ICC owned a total of 19,635,894 shares of the Company's Common Stock, representing approximately 66.5% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the Limited Preemptive Rights.

         PURCHASE OF PREFERRED STOCK

         Effective April 4, 1996, the Company filed a Certificate of Designations, Preferences and Rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"). The holders of Series A Preferred Stock are entitled to a dividend at the lower of $.08 per share or $1.00 times the prime rate of interest at the time of the sale of the Series A Preferred Stock, payable semiannually. Dividends cumulate if not paid and the Company can not declare or pay dividends on any other class of stock until dividends on the Series A Preferred Stock are paid. The holders of Series A Preferred Stock are entitled to a liquidation preference of $1.00 per share. The Company may redeem shares of Series A Preferred Stock at any time at a price equal to the liquidation preference plus accrued and unpaid dividends. Shares of Series A Preferred Stock may be converted at the option of the holder into shares of Common Stock, par value $.08 per share, at any time after 36 months from issuance upon three months prior notice at a rate such that each share of Series A Preferred Stock shall be converted into such number of shares of Common Stock as equals the liquidation preference plus accrued and unpaid dividends, divided by the lower of the current market price (as defined) at the conversion date or $2.00 per share (subject to certain antidilution adjustments). The shares of Series A Preferred Stock are accorded only such voting rights as required by applicable law. The Company, however, may not take certain enumerated action prejudicial to the interest of the holders of Series A Preferred Stock without the approval of the holders of a majority of the Series A Preferred Stock.

         The Company sold 2,500,000 shares of Series A Preferred Stock to ICC pursuant to a Stock Purchase Agreement between the Company and ICC dated April 8, 1996 for a payment of $2,500,000. Pursuant to the Stock Purchase Agreement, the Company agreed to (a) redeem some or all of the Series A Preferred Stock owned by ICC if the Company has made a registered public offering of its common stock and the proceeds thereof shall have been sufficient to pay the redemption price and (b) allow ICC to surrender shares of Series A Preferred Stock, valued at the liquidation preference therefor plus accrued and unpaid dividends, in exercise of any warrants, options or other rights to purchase Common Stock which ICC may have or in payment of any shares of Common Stock purchased in any public offering. The foregoing covenants are conditioned upon the Company's ability to undertake the required actions under applicable law and that the redemption or surrender of shares would not thereby cause the Company to fail to meet all requirements for listing or continued listing of the Company's Common Stock on the Nasdaq Stock Market or such other exchange on which the Common Stock may be listed.

         PURCHASING OF FINISHED PRODUCT

         During Fiscal 1996, the Company purchased $795,000 of raw materials from ICC.

         LEASE FINANCING

         ICC has also assisted the Company in obtaining certain machinery and equipment for the expansion of the Company's production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which a fee is paid by the Company. As a result of the general financial condition of the Company, the Company would not otherwise have been able to secure such leases and credit facilities in the amounts required for the Company's continuing and planned operations.

         There are currently several leases entered into pursuant to the Master Equipment Lease Agreements with ICC. Monthly rent is currently approximately $148,000. The terms of the rentals are scheduled to expire at various times in the years 1997 through 2001. The Company has options to purchase the leased equipment for $1.00 at the expiration of the lease terms.

         The Company has entered into the following lease obligations with ICC within the past three fiscal years:

                         ORIGINAL             FISCAL YEAR          LEASE                   INTEREST
      DESCRIPTION        LEASE AMOUNT         ENTERED INTO         TERM                    RATE

      Equipment          $1,732,000           6/94                 48 to 60 months         9.8% to 10.1%

      Equipment          $1,162,502           6/95                 48 to 60 months         11% to 12%

      Equipment          $  450,0001          6/95                 48 months               Prime plus 1%
                                                                                           (currently 9.25%)

      Equipment          $1,312,5002          6/96                 60 months               10.6%

      FDA update         $1,342,000           6/96                 60 months               9.5%
      of plant
      facility


---------------------------
1        This reflects a refinancing, effective June 1995, of a previous lease with ICC commencing July 1993 previously bearing interest at 19.3%.

2 This includes a refinancing, effective September 1995, of previous leases with ICC in order to generate funds to finance
         FDA upgrades (a $425,000 lease entered into in April 1992 bore interest at 23% and a $455,000 lease entered into in October
         1992 bore interest at 18.2%).


         CIMETIDINE AGREEMENT

         In August 1993, the Company and ICC Chemical Corporation, an affiliate of ICC, entered into a cooperative joint venture regarding the manufacture of cimetidine, an anti-ulcer drug (the "Cimetidine Agreement"), such agreement was amended in September 1996. Pursuant to the agreement, as amended, ICC will be the sole source of raw materials. It will also provide at its expense the raw materials (estimated to cost $32,000) and the outside expenses (estimated at $185,000), relating to the preparation of OTC ANDA's. The Company will prepare and file ANDA's for OTC cimetidine and will manufacture FDA-approved products. ICC shall be entitled to a royalty of 10% of net sales of OTC cimetidine up to a return of 8.75% compounded annually on its investment. ICC, if the Company agrees, may buy cimetidine for resale to export customers, for which ICC will pay 10% less than the price to ICC's customers. The term of the agreement is ten years from the date of FDA approval of the sale and distribution of the product. At the expiration of the term of the cimetidine agreement, if not renewed, the assets of the venture shall be distributed to the two co-venturers as shall be agreed. As of June 30, 1996, the Company has expended approximately $40,000 on this project.


         PURCHASE OF CONVERTIBLE BONDS

         In January 1996, ICC purchased 29 $1,000 8% convertible bonds of the Company due 2002 at a price of $17,643. ICC offered those bonds to the Company at ICC's cost and the Company accepted such offer in March 1996.

RELATED TRANSACTIONS

         STOCK ISSUANCE

         Pursuant to the ICC Option Agreement and the waiver of certain provisions of Dr. Tesler's employment agreement, as amended, certain Named Executives were issued shares of the Company's Common Stock which in the last three fiscal years were as follows:



                               NUMBER OF
NAME                           SHARES                   DATE OF ISSUE
----                           ---------                -------------

Max A. Tesler                  5,235 shares             October 19, 1993
                              16,122 shares             December 3, 1993
                                 156 shares             September 1, 1994
                              13,108 shares             June 30, 1995
                               3,691 shares             September 20, 1995

Anthony Cantaffa               1,043 shares             October 19, 1993
                               3,212 shares             December 3, 1993
                                  31 shares             September 1, 1994

George Chin                    1,043 shares             October 19, 1993
                               3,212 shares             December 3, 1993
                                  31 shares             September 1, 1994



         The Company is also obligated to issue to certain of such individuals an aggregate of up to approximately 145,000 additional shares if convertible securities existing at September 24, 1992 are converted into Common Stock.

         HEALTH PLAN ADMINISTRATION

         At the end of 1991, the Company's third party administrator and insurer for health coverage (The Travelers) proposed a substantial increase in the administrative and stop loss coverage mainly as a result of the risk associated with a company with large on-going losses.

         Dr. Max Tesler, former President and CEO of the Company, set up a third-party administrator named International Therapeutics Corp. ("ITC") which was located in his medical office at 30 Central Park South in New York City, a property owned by Park South Realty Corp. The monthly fees paid by PFI to ITC were $6,000 per month in 1992, $7,000 per month in 1993 and $8,000 per month in 1994 and 1995. This fee covered rental of approximately $3,000 per month for a portion of the 1,600 square foot office owned by Park South Realty, the salary of the employee (Dr. Tesler's former nurse/secretary) and the medical consultants who evaluated the claims. The Company provided a computer and claim management software to ITC.

         The monthly fee to ITC was lower than the proposed fee, but did not include any stop loss insurance. In 1994 the Company purchased stop loss insurance.

         The agreement with ITC was terminated in December 1995. A new third-party administrator was selected by PFI in January 1996. ICC helped to reduce the cost of the new third party administrator by introducing the Company to the third-party administrator which currently serves ICC and certain of its subsidiaries. The fee for the new third-party administrator is currently $1,250 per month.

         Park South Realty is a corporation formed in 1988 and is owned 25% by Dr. Tesler, 25% by Dr. Lawrence Meyers, 25% by Sidney Hofing, 16-2/3% by Leonard Golub and 8-1/3 by Felice Mischel.

         LEGAL SERVICES

         In Fiscal 1996, Dr. Tesler married Felice Mischel, a partner of the law firm of Schneck Weltman Hashmall & Mischel ("Schneck Weltman") which performed legal services for the Company in Fiscal 1996 and prior fiscal years. Its bills for services rendered in Fiscal 1996 and in the prior fiscal year were $40,000 and $85,025, respectively. Schneck Weltman no longer represents the company with the exception of three on-going litigation matters.

         In Fiscal 1996 the Company appointed the law firm of Whitman Breed Abbott & Morgan ("Whitman") as its general counsel and the law firm of Stroock & Stroock & Lavan ("Stroock") as its securities counsel. Both Whitman and Stroock have performed and continue to perform legal services for ICC in matters unrelated to the Company.

         The law firm of Battle Fowler LLP ("Battle") was consulted on various matters by non-management directors of PFI. Subsequently, this law firm was engaged to represent the Company on a legal matter.


         UNIT PURCHASE OPTIONS

         In the fiscal years ended June 30, 1994 and 1993, 1,940 of the 2,000 Unit Purchase Options ("UPO") issued in 1987 were exercised by the respective holders, 60 of such options having expired on December 31, 1994. Upon exercise of the UPO's, the Company received cash proceeds of $459,780. The UPO holders received an aggregate of $1,940,000 principal amount of 8% Convertible Debentures and 448,140 shares of common stock. A discount on the bonds of $1,664,000 was recorded on the transaction which is being amortized over the life of the bonds through the "effective- yield" method.

         In the fiscal year ended June 30, 1993, a total of 655 of such UPO's were purchased and exercised by HTA Co., Inc. , a corporation owned one-half by Max Tesler, the Company's then President and Chief Executive Officer. Upon such exercise, 151,305 shares of common stock were issued to HTA and $327,000 principal amount of 8% convertible debentures were issued to the profit sharing plan of BTS Therapeutics Corp., a company wholly-owned by Dr. Tesler.


                                 PROPOSAL NO. 2

                      RATIFICATION OF SELECTION OF AUDITORS

         The firm of BDO Seidman, LLP audited the financial statements of the Company for the fiscal years ended June 30, 1990 through 1996. On August 29, 1996, pursuant to a vote of the Board of Directors, the firm of BDO Seidman, LLP was selected to audit the financial statements of the Company for the year ending June 30, 1997. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

               RESOLVED, that the appointment by the Board of Directors of BDO Seidman, LLP, independent public accountants, to audit the financial statements of the Company for the year ending June 30, 1997 is hereby ratified and approved.

         It is anticipated that a member of BDO Seidman, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

         The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDERS' PROPOSALS

         It is anticipated that the Company's 1997 Annual Meeting of Stockholders will be held in October 1997. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before June 15, 1997.

                                     GENERAL

         The Company will not solicit proxies. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling information statements for beneficial owners of the Company's Common Stock.

         The Board of Directors knows of no business other than that set forth above to be transacted at the meeting.

          THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON WHO HAS BEEN SENT A COPY OF THIS INFORMATION STATEMENT, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1996. Such a written request is to be directed to Frank Marchese, Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, Edison, New Jersey 08818.

                                            By Order of the Board of Directors,
                                            Frank Marchese, Secretary


Edison, New Jersey
October 15, 1996